UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 26, 2016

Heron Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33221	94-2875566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 Saginaw Drive, Redwood City, CA	94063
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 366-2626

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The disclosure set forth below relating to Kimberly Manhard’s resignation from the Board of Directors of Heron Therapeutics, Inc. (the “Company”) and the resulting notification provided to The NASDAQ Stock Market (“NASDAQ”) is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2016, Kimberly Manhard notified the Chief Executive Officer of the Company of her intent to resign from the Board of Directors (the “Board”) of the Company, and from each of the Audit Committee of the Board (the “Audit Committee”), the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board. Ms. Manhard notified the Company of her intention to resign in connection with her acceptance of the executive officer position of Executive Vice President, Drug Development for the Company. Ms. Manhard’s resignation was effective concurrent with her commencement of employment, which occurred on January 28, 2016. The decision of Ms. Manhard to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On January 28, 2016, the Company notified NASDAQ that, due to Ms. Manhard’s resignation from the Audit Committee, the Company would no longer continue to satisfy the requirements of NASDAQ Listing Rule 5605(c)(2)(A), which requires the audit committee of a company with NASDAQ-listed securities to have a minimum of three members, each of whom satisfies the independence requirements set forth in NASDAQ Listing Rule 5605(a)(2). In the Company’s notice to NASDAQ, the Company also informed NASDAQ that it intends to rely upon the cure period provided by NASDAQ Listing Rule 5605(c)(4)(B), which provides a cure period to regain compliance with Listing Rule 5605(c)(2)(A). The Company is currently searching for an independent director to join the Company’s Board and Audit Committee. On January 29, 2016, the Company received a letter from NASDAQ confirming its noncompliance with Listing Rule 5605(c)(2)(A) because its Audit Committee is not currently composed of three independent directors.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heron Therapeutics, Inc.
/s/ Brian G. Drazba
Brian G. Drazba
Vice President, Finance
and Chief Financial Officer

DATE: January 29, 2016